EX-28.d.4.k.1

EXHIBIT A

SUBADVISORY AGREEMENT

AMONG

NATIONWIDE MUTUAL FUNDS,

NATIONWIDE FUND ADVISORS

AND LOOMIS, SAYLES & COMPANY, L.P.

Effective November 13, 2017

As amended October 1, 2024*

Funds of the Trust	Subadvisory Fees
Nationwide Loomis Core Bond Fund

0.15% on Subadviser Assets up to $200 million;

0.10% on Subadviser Assets of $200 million and more but less than $500 million;

0.08% on Subadviser Assets of $500 million and more but less than $3 billion; and

0.065% on Subadviser Assets of $3 billion and more

Nationwide Loomis Short Term Bond Fund	0.08% on all Aggregate Subadviser Assets†

Subadviser Assets will be calculated separately for the Nationwide Loomis Core Bond Fund.

†The term “Aggregate Subadviser Assets” shall mean the aggregate amount resulting from the combination of Subadviser Assets of the Nationwide Loomis Short Term Bond Fund together with the Subadviser Assets (as defined in a Subadvisory Agreement among Nationwide Variable Insurance Trust, Nationwide Fund Advisors and Loomis, Sayles & Company, L.P., dated June 30, 2021, as amended) of the NVIT Loomis Short Term Bond Fund (formerly, NVIT Short Term Bond Fund), a series of Nationwide Variable Insurance Trust.

*As approved at the Board of Trustees Meeting held on September 10-11, 2024.

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EX-28.d.4.k.1

IN WITNESS WHEREOF, the parties hereto have executed this Exhibit A on the effective date set forth above.

TRUST
NATIONWIDE MUTUAL FUNDS

By:/s/ Christopher C. Graham
Name: Christopher Graham
Title: SVP, Chief Investment Officer

ADVISER
NATIONWIDE FUND ADVISORS

By:/s/ Christopher C. Graham
Name: Christopher Graham
Title: SVP, Chief Investment Officer

SUBADVISER
LOOMIS, SAYLES & COMPANY, L.P.

By: /s/ Lori A. Sanderson
Name: Lori A. Sanderson
Title: Authorized Signatory